Exhibit 99.1

Addus HomeCare Announces the closing of its previously announced purchase of fifteen offices in New Mexico

PALATINE, Ill., December 6, 2013 /PRNewswire/ — Addus HomeCare Corporation (NASDAQ: ADUS), a provider of home-based social and medical services focused on the elderly dual eligible population, announced today that the Company closed on its acquisition of the previously announced purchase of substantially all of the assets of Coordinated Home Health Care, LLC and certain of its subsidiaries effective as of December 1, 2013. Coordinated Home Health Care was owned by Transition Capital Partners of Dallas, TX.

This acquisition includes fifteen offices located in southern New Mexico and further expands the Company’s presence in that state. New Mexico is a leader among the states in the transition of its long-term care services to managed care.

Mark Heaney, President and CEO of Addus HomeCare, said, “We are pleased to complete the purchase of Coordinated Home Health as it substantially expands or footprint in New Mexico, a state which is on the forefront of transitioning its Medicaid long term care programs to managed care. We are pleased to have the leadership team of Coordinated Home Health Care join us in New Mexico and welcome all the employees of Coordinated Home Health to the Addus team.”

Legal and Financial Advisors

Winston & Strawn LLP served as legal advisor to the Company and Provident Healthcare Partners, LLC, acted as financial advisor to the Company.

About Addus

Addus is a provider of a broad range of home and community based services, primarily social in nature and provided in the home, and focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, the anticipated financial impact of possible transactions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2013 and in Addus HomeCare’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission on May 2, 2013, August 1, 2013 and November 8, 2013, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

SOURCE Addus HomeCare Corporation